Exhibit 12.1

S.Y. BANCORP, INC.

COMPUTATION OF HISTORICAL RATIO OF EARNINGS TO FIXED CHARGES

(Unaudited)

		As of and for the nine months ended September 30,				As of and for the year ended December 31,
		2008		2007		2007		2006		2005		2004		2003
		(Dollars in thousands)
Earnings:
1.	Income before income taxes	$24,427		$26,505		$33,967		$33,858		$31,700		$27,834		$26,191
2.	Plus interest expense	23,502		27,949		37,539		32,441		23,108		16,319		17,372
3.	Earnings including interest on deposits	47,929		54,454		71,506		66,299		54,808		44,153		43,563
4.	Less interest on deposits	19,003		23,540		31,393		27,496		19,042		12,986		14,843
5.	Earnings excluding interest on deposits	28,926		30,914		40,113		38,803		35,766		31,167		28,720

Fixed Charges:
	Interest expenses (Line 2)	23,502		27,949		37,539		32,441		23,108		16,319		17,372
	One third of net rental expense	400		340		474		454		430		393		323
6.	Including interest on deposits and capitalized interest	23,902		28,289		38,013		32,895		23,538		16,712		17,695
7.	Less interest on deposits (Line 4)	19,003		23,540		31,393		27,496		19,042		12,986		14,843
8.	Excluding interest on deposits	4,899		4,749		6,620		5,399		4,496		3,726		2,852

Ratio of earnings to fixed charges:
	Including interest on deposits (Line 3 divided by Line 6)	2.01	x	1.92	x	1.88	x	2.02	x	2.33	x	2.64	x	2.46	x
	Excluding interest on deposits (Line 5 divided by Line 8)	5.90		6.51		6.06		7.19		7.96		8.36		10.07

Pro forma showing effect of incremental borrowing rate(1)

Earnings:
1	Income before income taxes	$23,808				$33,893
2	Plus interest expense	24,121				37,613
3	Earnings including interest on deposits	47,929				71,506
4	Less interest on deposits	19,003				31,393
5	Earnings excluding interest on deposits	28,926				40,113

Fixed Charges:
	Interest expenses (Line 2)	24,121				37,613
	One third of net rental expense	400				474
6	Including interest on deposits and capitalized interest	24,521				38,087
7	Less interest on deposits (Line 4)	19,003				31,393
8	Excluding interest on deposits	5,518				6,694

Ratio of earnings to fixed charges:
	Including interest on deposits (Line 3 divided by Line 6)	1.95	x			1.88	x
	Excluding interest on deposits (Line 5 divided by Line 8)	5.24				6.01

(1)

The pro forma ratios of earnings to fixed charges give pro forma effect to the estimated net incremental interest expense related to the repayment of outstanding borrowing under our credit facility with a portion of the net proceeds from the securities offered by this prospectus.  For the periods presented we calculated the estimated net incremental interest expense based on the repayment of the weighted average outstanding borrowings under our credit facility for the applicable period and an assumed rate for the trust preferred securities used to repay the outstanding borrowings.